Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2018 relating to the financial statements of Zillow Group, Inc. as of and for the year ended December 31, 2017 and the effectiveness of Zillow Group, Inc.’s internal control over financial reporting as of December 31, 2017, appearing in Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

June 27, 2018